Exhibit (a)(10)

[GRAPHIC OMITTED]



CONTACT:                          -OR-           INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.                          The Equity Group Inc.
Robert K. Lifton                                 Adam Prior       (212) 836-9606
Chairman & CEO                                   Devin Sullivan   (212) 836-9608
(212) 935-8484

                    MEDIS TECHNOLOGIES EXTENDS EXCHANGE OFFER

New York, NY - October 1, 2003 - MEDIS TECHNOLOGIES LTD. (NASDAQ:MDTL) today announced that it extended its offer to exchange loyalty program warrants for a corresponding number of new warrants (the "Exchange Offer").

The original Exchange Offer was scheduled to expire at midnight, New York City time, on September 30, 2003. At such time, approximately 806,000 loyalty program warrants out of approximately 848,000 loyalty program warrants had been confirmed as tendered by 243 persons for a like number of new warrants. The exercise of such new warrants would result in Medis Technologies receiving approximately $3,573,000 had the Exchange Offer expired on September 30, 2003, inclusive of over $1,200,000 attributable to loyalty program warrants that had been tendered by the chairman and chief executive officer and the president of Medis Technologies and their affiliate.

The new expiration date for the Exchange Offer is midnight, New York City time, on October 28, 2003, unless extended. Any person who tendered loyalty program warrants may withdraw such tendered warrants upon delivery to Medis Technologies of a properly completed withdrawal form no later than midnight, New York City time, on October 28, 2003 (or such later date and time if such Exchange Offer is extended).

The Exchange Offer is being extended in order to file a registration statement on Form S-4 with the Securities and Exchange Commission in lieu of the registration statement on Form S-3 that had been previously filed.

Medis Technologies is involved in the development of highly advanced proprietary technology products primarily related to sources of clean energy for the 21st Century. Medis' primary focus is on direct liquid fuel cell technology. Its business strategy is to license or sell its technologies to, or enter into joint ventures with, large international corporations or sell its products to end users through retail outlets and service providers. In addition to its fuel cell technology, Medis' product pipeline, in varying stages of development, includes highly conductive polymers, the toroidal engine and compressor and stirling cycle system. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity.

THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS, WHICH ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE RISK AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, THE SUCCESSFUL COMPLETION OF PRODUCT DEVELOPMENT, THE SUCCESS OF PRODUCT TESTS, COMMERCIALIZATION RISKS, AVAILABILITY OF FINANCING AND RESULTS OF FINANCING EFFORTS. FURTHER INFORMATION REGARDING THESE AND OTHER RISKS IS DESCRIBED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SEC.

This press release is available on Medis' web site at WWW.MEDISTECHNOLOGIES.COM.

                                       ###